O’Sullivan Industries to File For Chapter 11 Bankruptcy Protection

Company Arranges Up to $35 Million of Debtor-in-Possession Financing, Continues to Serve Customers as Usual; Reorganization Plan to Be Filed with the Court Has Support of 83% of Senior Secured Note Holders

ROSWELL, Ga., October 14, 2005 — At the close of business today, O’Sullivan Industries Holdings, Inc. (Other OTC – Senior Preferred Stock – OSULP.PK) and certain of its direct and indirect subsidiaries will file voluntary petitions for Chapter 11 bankruptcy protection with the U.S. Bankruptcy Court for the Northern District of Georgia in Atlanta.

The company, with headquarters in Roswell, Georgia, is a leading designer, manufacturer and distributor of ready-to-assemble furniture and other products. Subsidiaries included in the filing are O’Sullivan Industries, Inc., O’Sullivan Industries — Virginia, Inc. and O’Sullivan Furniture Factory Outlet, Inc.

To expedite the court proceedings, O’Sullivan also will file a plan of reorganization and a disclosure statement, the material economic terms of which have the support of holders of approximately 83% of its senior secured notes. The plan must be approved by the U.S. Bankruptcy Court.

O’Sullivan said it has received a commitment for up to $35 million of debtor-in-possession (DIP) financing from CIT Group/Business Credit, Inc. The DIP facility, together with funds from operations, should provide the liquidity necessary to enable O’Sullivan to meet its obligations to its suppliers, customers and employees during the Chapter 11 reorganization process.

Robert S. Parker, president and chief executive officer of O’Sullivan Industries, said the filing would not cause a reduction in O’Sullivan’s 1,300-person workforce and that O’Sullivan would ask the court to protect employees’ wages and benefits. He assured O’Sullivan’s customers that it has sufficient inventory to keep them supplied and intends to provide uninterrupted service throughout the reorganization process.

Parker said the bankruptcy filing is an essential and necessary step in the turnaround that has been underway since the new management team began to come on board in June 2004.

“We are taking this step to deal with O’Sullivan’s debt burden and not because of operational issues,” he said. “This will ultimately be a positive step in O’Sullivan’s efforts to become an even stronger leader in the ready-to-assemble furniture industry. As a result of obtaining the support of a clear majority of our senior secured note holders in advance of the filing, we are in a position to complete the reorganization process in less time than is customary in many Chapter 11 proceedings.

“While we would have liked to achieve a consensual restructuring outside of Chapter 11, O’Sullivan’s debt burden and complex capital structure left us no choice but to take this step. We regret the impact this action will have on our suppliers and other impaired creditors.”

He continued, “O’Sullivan has a skilled and dedicated workforce, an expanding line of competitive products, and an established brand name available through the top retailers across the United States. We are well positioned to continue to provide product to our customers during the reorganization process, and we are confident that this process will not affect our ongoing delivery of outstanding customer service.

New Leadership is Rebuilding Company

“Since we began assembling the new management team at O’Sullivan 15 months ago, our focus has been on turning this company around,” said Parker. “The company has made tremendous strides in accomplishing that goal. We believe we have turned the corner operationally, and there are signs of progress with respect to our sales.”

Parker cited the following key initiatives and accomplishments:

• • • • • • •	Transforming the sales organization to work in closer partnership with retailers;
Aligning the sales and marketing strategy with specific product categories;
Implementing a disciplined consumer-focused new product development process;
Expanding into new product categories;
Improving operating efficiency, cutting waste, and reducing spending;
Reducing inventory by $13 million; and
Establishing a talented sourcing organization.

He said, “Our customers, vendors and employees know that O’Sullivan’s new leadership has already improved the company and its ways of doing business. There will be more improvements to come, but to get there O’Sullivan has had to address its capital structure.”

Plan of Reorganization to Be Filed

The plan of reorganization to be filed with the court will describe how the various classes of creditors would be treated in the reorganization. The plan is subject to review and approval by the U.S. Bankruptcy Court. Under the proposed plan:

•	Holders of O'Sullivan Industries 10.63 senior secured notes would receive, in full satisfaction of their claims, their pro rata share of 10 million shares of new O’Sullivan Holdings common stock and $10 million in principal amount of new secured notes.

•	General unsecured creditors of O'Sullivan Industries Holdings, Inc., and its subsidiaries, including holders of O’Sullivan Industries, Inc. 13.375% senior subordinated notes, would receive no payment for their claims.

All outstanding obligations of O’Sullivan Industries Holdings, Inc. would be cancelled under the proposed plan and would receive no distribution of any kind. All outstanding shares of O’Sullivan Industries Holdings preferred stock, common stock, warrants and options would be cancelled under the proposed plan and would receive no distribution of any kind.

While O’Sullivan is in Chapter 11 reorganization, investments in its securities will be highly speculative. Shares of O’Sullivan Industries Holdings, Inc.‘s currently outstanding preferred stock and common stock almost certainly will have no value after the restructuring.

As a result of the bankruptcy filing, O’Sullivan did not file its annual report on Form 10-K yesterday.

It expects to file these reports upon completion of the documents.

About O’Sullivan Industries

O’Sullivan has been in business since 1954. The company designs, manufactures and distributes ready-to-assemble furniture and related products, including a growing line of desks, computer work centers, home entertainment centers, bookcases, shelving, stands for televisions and audio equipment, bedroom furniture pieces, garage storage units and commercial furniture. The majority of O’Sullivan products are sold through large retailers and office supply stores. O’Sullivan employs approximately 1,300 people, primarily at production facilities in Lamar, Missouri, and South Boston, Virginia. The company has its headquarters in the Atlanta suburb of Roswell.

Safe Harbor Statement

Certain statements in this press release that are not historical facts may be “forward looking statements.” Actual events may differ materially from those projected in any forward looking statement. There are a number of important factors involving risks and uncertainties beyond O’Sullivan’s control that could cause actual events to differ materially from those expressed or implied in such statement. Such factors include O’Sullivan’s ability to maintain adequate liquidity and to operate pursuant to the terms of its DIP credit agreement; O’Sullivan’s ability to obtain court approvals with respect to motions in the Chapter 11 proceedings; O’Sullivan’s ability to prosecute, confirm and consummate a plan of reorganization; O’Sullivan’s ability to obtain and maintain normal terms with vendors and service providers; O’Sullivan’s ability to fund and execute its business plan; O’Sullivan’s success with its liquidity improvement initiatives and the ability to obtain any necessary waivers from lenders; as well as sales levels, product mix, customer acceptance of existing and new products, material price increases, bankruptcy or loss of significant customers, interest rate fluctuations and other factors, all of which are difficult to predict and most of which are beyond O’Sullivan’s control. Actual results could differ materially from those projected by management. O’Sullivan disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise. Please review O’Sullivan’s annual report on Form 10-K and most recent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

For more information, contact:
Rick Walters, CFO – 866-289-1880